Exhibit B
VOTING AND SUPPORT AGREEMENT
THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of the 8th day of November, 2011, among ACM Alpha Consulting Management AG (“ACM AG”), ACM Alpha Consulting Management Est. (“ACM Est”), Andreas Kandziora (“Kandziora”), Zbigniew Lobacz (“Lobacz”) and the undersigned (collectively, the “Parties”, and each of them is a “Party).
WHEREAS, each of the Parties is a shareholder of Helix BioPharma Corp. (“Helix”);
AND WHEREAS, ACM AG, ACM Est, Kandziora and Lobacz as a group of concerned shareholders of Helix (collectively, the “Concerned Shareholders”) believe that certain changes to the board of directors of Helix (the “Helix Board”) are necessary to improve the quality of the Helix Board for the benefit of all the shareholders of Helix (the “Helix Shareholders”);
AND WHEREAS, on October 17, 2011, the Concerned Shareholders requisitioned a meeting of Helix Shareholders (the “Requisitioned Meeting”) to consider the election of directors and, in particular, to consider the nominees to the Helix Board identified in a shareholder proposal letter dated August 3, 2011 (the “Shareholder Proposal Letter”) from Lobacz to Helix and which was submitted to Helix on Lobacz’s behalf by ACM AG on August 4, 2011, or additional directors to fill vacancies resulting from the nominees identified in the Shareholder Proposal Letter unwilling or unable to stand for election at the Requisitioned Meeting;
AND WHEREAS, the Concerned Shareholders intend to prepare and mail an information circular (the “Concerned Shareholders’ Circular”) to Helix Shareholders in connection with the Requisitioned Meeting or the next meeting of Helix Shareholders called to consider the election of directors to the Helix Board (each such meeting, a “Helix Meeting”), which will provide, among other things, additional details with respect to the nominees to the Helix Board identified in the Shareholder Proposal Letter and other possible nominees to the Helix Board whom the Concerned Shareholders believe possess the vision and commitment to enhance value for the benefit of all Helix Shareholders;
AND WHEREAS, the undersigned, as a Helix Shareholder, desires to support the efforts of the Concerned Shareholders with respect to the matters referred to in the foregoing Recitals,
AND WHEREAS, accordingly, the Parties have agreed to enter into this Agreement,

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1. Voting and Support
Each Party agrees that at the Helix Meeting, or at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval (including by written consent or resolution) of the Helix Shareholders is sought (a “Helix Shareholders’ Vote”) with respect to the matters set out in the Concerned Shareholders’ Circular, each Party shall:
(a)
when a Helix Shareholders’ Vote is held, appear at such Helix Shareholders’ Vote or otherwise cause all common shares of Helix (“Helix Shares”) beneficially owned by such Party to be counted as present thereat for the purpose of establishing a quorum; and

(b)	vote, or cause to be voted, all Helix Shares beneficially owned by such Party in accordance with the recommendations of the Concerned Shareholders set out in the Concerned Shareholders’ Circular.
2. Grant and Appointment of Proxy
Each Party hereby irrevocably and unconditionally grants to, and appoints, Veronika Kandziora as his, her or its true and lawful attorney, to act for and on his, her or its behalf, with full power and authority in his, her or its name, place and stead, to vote or cause to be voted (including by proxy or written consent or resolution, if applicable) all of his, her or its Helix Shares at the Helix Meeting in accordance with the recommendations of the Concerned Shareholders set out in the Concerned Shareholders’ Circular.
3. Covenants
Each Party covenants and agrees that:
(a)
except for this Agreement, he, she or it (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to his, her or its Helix Shares and (ii) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent, or power of attorney with respect to his, her or its Helix Shares;

(b)
from the date hereof until the termination of this Agreement in accordance with Section 5, he, she or it shall not, directly or indirectly, (i) sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of any of his, her or its securities of Helix, including any Helix Shares, or (ii) purchase, make any offer to purchase, solicit any offer to sell, or accept any offer to sell, whether or not the offer has been solicited, any securities of Helix, including any Helix Shares, or exercise any security of Helix convertible into Helix Shares; and

(c)
he, she or it shall cooperate in making all filings and applications and submissions of information and furnishing all necessary information required for such filings and applications and submissions required under applicable laws in connection with the matters contemplated in this Agreement, including a Schedule 13D filing in accordance with applicable U.S. securities laws.

4. Representations and Warranties
Each Party represents and warrants to the other Parties as follows:
(a)	Each Party has all necessary capacity to enter into this Agreement and to perform his, her or its obligations hereunder.
(b)
This Agreement has been duly executed and delivered by each Party and constitutes a legal, valid and binding obligation of each Party, enforceable against each Party in accordance with its terms, subject to the qualification that enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to, or affecting the rights of creditors, and that equitable remedies including specific performance, are discretionary and may not be ordered.

(c)
All securities of Helix, including all Helix Shares, beneficially owned by each Party are specified below each Party’s signature on the signature page hereof and other than as specified therein, each Party does not beneficially own any other Helix Shares.

(d)
Each Party is not subject to any applicable laws, judgements, orders, or agreements which would be violated, breached or under which a default would occur as a result of the execution and delivery of and the performance by the Party of his, her or its obligations under this Agreement.

5. Termination
This Agreement shall terminate on the occurrence of the earlier of the following events:
(a)	the Parties mutually agree in a written instrument to terminate this Agreement; or
(b)	automatically, without further action by the Parties, 30 days after the date of the Helix Meeting.
6. Independent Nature of Obligations
The obligations of each Party to this Agreement are several and not joint with the obligations of any other Party, and no Party shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement. Nothing contained herein, and no action taken by any Party hereto, shall be deemed to constitute any Party as a partnership, an association, a joint venture or any other kind of entity with any other Party, or create a presumption that the Parties are in any way acting jointly or in concert or as a group with respect to such obligations.
7. Independent Legal Advice
Each Party acknowledges that he, she or it has been advised to obtain independent legal advice with respect to entering into this Agreement, that each Party has obtained such independent legal advice or has expressly determined not to seek such advice, and that each Party is entering into this Agreement with full knowledge of the contents hereof, of the Party’s own free will and with full capacity and authority to do so.

8. Governing Law
This Agreement shall be governed by and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.
9. Execution and Delivery
This Agreement may be executed by the Parties in several counterparts and may be delivered by facsimile, PDF or other electronic means, each such executed counterpart being deemed to be an original, and all such counterparts shall together constitute one and the same agreement.
[The Remainder of this Page Has Been Intentionally Left Blank.]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

ACM ALPHA CONSULTING MANAGEMENT AG
By:	/s/ Veronika Kandziora
	Name:	Veronika Kandziora
	Title:	President and Chief Executive Officer

Helix Security	Number of Securities
Helix Shares	580,620

ACM ALPHA CONSULTING MANAGEMENT EST.
By:	/s/ Andreas Kandziora
	Name:	Andreas Kandziora
	Title:	President and Managing Director

Helix Security	Number of Securities
Helix Shares	1,004,100
Andreas Kandziora

Helix Security	Number of Securities
Helix Shares	63,000
Zbigniew Lobacz

Helix Security	Number of Securities
Helix Shares	6,240,000
Warrants convertible into Helix Shares	6,240,000
Sylwester Cacek

Helix Security	Number of Securities
Helix Shares	7,060,000
Slawomir Majewski

Helix Security	Number of Securities
Helix Shares	1,836,400
Andrzej Bernady

Helix Security	Number of Securities
Helix Shares	582,950
Marek Zielinski

Helix Security	Number of Securities
Helix Shares	2,742,800
Warrants convertible into Helix Shares	75,000
Jan Bankiel

Helix Security	Number of Securities
Helix Shares	691,575
Warrants convertible into Helix Shares	50,000
Henryk Bankiel

Helix Security	Number of Securities
Helix Shares	642,075
Warrants convertible into Helix Shares	50,000
Piotr Grzegorzewski

Helix Security	Number of Securities
Helix Shares	1,368,700
Daniel Laske

Helix Security	Number of Securities
Helix Shares	639,100
Elzbieta Sobiech

Helix Security	Number of Securities
Helix Shares	958,800
Wojciech Hajduk

Helix Security	Number of Securities
Helix Shares	5,665,556
Izabela Flejsierowicz

Helix Security	Number of Securities
Helix Shares	3,748,000